Filed pursuant to Rule 433

Registration No. 333-185049

Issuer Free Writing Prospectus

Dated July 14, 2014

U.S.$1,750,000,000

The Bank of Nova Scotia

U.S.$750,000,000 1.300% Senior Notes Due 2017

U.S.$1,000,000,000 2.800% Senior Notes Due 2021
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U.S.$750,000,000 1.300% Senior Notes Due 2017

Issuer:	The Bank of Nova Scotia (the “Bank”)
Title of Securities:	1.300% Senior Notes due 2017
Principal Amount:	U.S.$750,000,000
Maturity Date:	July 21, 2017
Price to Public:	99.930% of the Principal Amount, plus accrued interest, if any, from July 21, 2014
Underwriters’ Fee:	0.25%
Net Proceeds to the Bank After Underwriters’ Fee and Before Expenses:	U.S.$747,600,000
Coupon (Interest Rate):	1.300%
Re-offer Yield:	1.324%
Spread to Benchmark Treasury:	T + 38 basis points
Benchmark Treasury:	0.875% due July 15, 2017
Benchmark Treasury Yield:	0.944%
Interest Payment Dates:	January 21 and July 21 of each year, commencing on January 21, 2015
Day Count Convention:	30/360; Following, Unadjusted
Trade Date:	July 14, 2014
Settlement Date:	July 21, 2014 (T+5)
CUSIP / ISIN:	064159FK7 / US064159FK71
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Underwriters:
Underwriter	Principal Amount of Senior Notes due 2017 to Be Purchased
Barclays Capital Inc.	U.S.$ 157,500,000
Scotia Capital (USA) Inc.	157,500,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	112,500,000
Deutsche Bank Securities Inc.	112,500,000
J.P. Morgan Securities LLC	112,500,000
Citigroup Global Markets Inc.	30,000,000
Morgan Stanley & Co. LLC	30,000,000
Goldman, Sachs & Co.	22,500,000
Wells Fargo Securities, LLC	15,000,000
Total	U.S.$ 750,000,000

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U.S.$1,000,000,000 2.800% Senior Notes Due 2021

Issuer:	The Bank of Nova Scotia (the “Bank”)
Title of Securities:	2.800% Senior Notes due 2021
Principal Amount:	U.S.$1,000,000,000
Maturity Date:	July 21, 2021
Price to Public:	99.767% of the Principal Amount, plus accrued interest, if any, from July 21, 2014
Underwriters’ Fee:	0.40%
Net Proceeds to the Bank After Underwriters’ Fee and Before Expenses:	U.S.$993,670,000
Coupon (Interest Rate):	2.800%
Re-offer Yield:	2.837%
Spread to Benchmark Treasury:	T + 68 basis points
Benchmark Treasury:	2.125% due June 30, 2021
Benchmark Treasury Yield:	2.157%
Interest Payment Dates:	January 21 and July 21 of each year, commencing on January 21, 2015
Day Count Convention:	30/360; Following, Unadjusted
Trade Date:	July 14, 2014
Settlement Date:	July 21, 2014 (T+5)
CUSIP / ISIN:	064159FL5 / US064159FL54

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Underwriters:
Underwriter	Principal Amount of Senior Notes due 2021 to Be Purchased
Barclays Capital Inc.	U.S.$	210,000,000
Scotia Capital (USA) Inc.	210,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	150,000,000
Deutsche Bank Securities Inc.	150,000,000
J.P. Morgan Securities LLC	150,000,000
Citigroup Global Markets Inc.	40,000,000
Morgan Stanley & Co. LLC	40,000,000
Goldman, Sachs & Co.	30,000,000
Wells Fargo Securities, LLC	20,000,000
Total	U.S.$ 1,000,000,000

The Bank has filed a registration statement (File No. 333-185049) (including a base shelf prospectus dated August 1, 2013) and a preliminary prospectus supplement dated July 14, 2014 (including the base shelf prospectus, the “Prospectus”) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the Prospectus and the documents incorporated therein by reference that the Bank has filed with the SEC for more complete information about the Bank and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov or by visiting the Canadian System for Electronic Document Analysis and Retrieval (SEDAR) website, which may be accessed at www.sedar.com. Alternatively, the Bank or any underwriter participating in the offering will arrange to send you the Prospectus and any document incorporated therein by reference if you request such documents by calling Barclays Capital Inc. at 1-888-603-5847, Scotia Capital (USA) Inc. at 1-800-372-3930, Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322, Deutsche Bank Securities Inc. at 1-800-503-4611, or J.P. Morgan Securities LLC collect at 1-212-834-4533.

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